Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Hoku Scientific, Inc. for the registration of 20,013,786 shares of its common stock and to the incorporation by reference therein of our reports dated June 12, 2009, with respect to the consolidated financial statements of Hoku Scientific, Inc., and the effectiveness of internal control over financial reporting of Hoku Scientific, Inc., included in its Annual Report (Form 10-K) for the year ended March 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Honolulu, Hawaii
February 9, 2010